SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S - 1/A
                                AMENDMENT NO. 3

                                  TO FORM S - 3
                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933


                      Interactive Technologies Corp., Inc.
             (Exact name of registrant as specified in its charter)


                  Wyoming                                     98-0120805
         State of Incorporation (I.R.S. Employer Identification Number)


                                   0000883041
            (Primary Standard Industrial Classification Code Number)


          15400 Knoll Trail, Ste 106, Dallas, TX 75248, (972) 960-9400
    (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                        CJ Comu, Chief Executive Officer
                      Interactive Technologies Corp., Inc.
          15400 Knoll Trail, Ste 106, Dallas, TX 75248, (972) 960-9400


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                           Proposed       Proposed
Securities            Amount        Maximum        Maximum            Amount of
to be                  to be    Offering Price    Aggregate         Registration
Registered          Registered   Per Share (1) Offering Price (1)       Fee
--------------------------------------------------------------------------------
Common Stock         650,000(1)(3)   $1.50         $975,000           $295.45(2)
--------------------------------------------------------------------------------

(1) All shares offered are issued and outstanding shares of the registrant owned by Steven Campus and Studiolink Corporation.

(2) Registration fee of $295.45 was previously paid.

(3) All shares were previously registered on Form S-1/A.

                             CROSS REFERENCE SHEET

                                     PART I

A.  INFORMATION REQUIRED IN PROSPECTUS

ITEM 1.  Forepart of Registration
         Statement and Outside Front
         Cover Page of Prospectus................Forepart and Outside Cover Page

ITEM 2.  Inside Front and Outside
         Back Cover Pages of Prospectus............Inside Front and Outside Back

ITEM 3.  Summary Information.............................................Summary
         Risk Factors...............................................Risk Factors
         Ratio of Earnings to Fixed Charges.......................Not Applicable

ITEM 4.  Use of Proceeds..........................................Not Applicable

ITEM 5.  Determination of Offering Price..........................Not Applicable

ITEM 6.  Dillution................................................Not Applicable

ITEM 7.  Selling Security Holders.......................Selling Security Holders

ITEM 8.  Plan of Distribution.....................................Not Applicable

ITEM 9.  Description of Securities to Be Registered...............Not Applicable

ITEM 10. Interests of Named Experts and Counsel..............Experts and Counsel

ITEM 11. Information with Respect to Registrant...................The Registrant

ITEM 12. Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities..........................................Not Applicable


                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


ITEM 13. Other Expenses of Issuance and Distribution

ITEM 14. Indemnification of Directors and Officers

ITEM 15. Recent Sales of Unregistered Securities

ITEM 16. Exhibits and Financial Statement Schedules

ITEM 17. Undertakings

PROSPECTUS
--------------------------------------------------------------------------------
                      Interactive Technologies Corp., Inc.

                         650,000 Shares Common Stock

--------------------------------------------------------------------------------

     This Prospectus pertains to the sale by Steven Campus and Studiolink Corporation of 650,000 shares of issued and outstanding $.01 par value common stock of Interactive Technologies Corp., Inc. ("ITC"), a Wyoming corporation.

         See "Risk Factors" for a discussion of certain material factors which should be considered in connection with an investment in the Securities.
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

The date of this Prospectus is May ____, 1998.

                              AVAILABLE INFORMATION

ITC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by ITC under the Exchange Act can be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at certain of its regional offices. The Commission maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including ITC, that file electronically.

Where any document or part thereof is incorporated by reference in this Prospectus but not delivered herewith, ITC shall provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Any such requests and inquiries may be made to Interactive Technologies Corp., Inc., (972) 960-9400, Attn: Chief Executive Officer.




                                TABLE OF CONTENTS
                                                                           Page
Summary Information.....................................................    1
Risk Factors............................................................    2
Management's Discussion and Analysis....................................    6
Selected Pro Forma Financial Data.......................................    8
The Registrant..........................................................    14
Management Information..................................................    23
Voting Securities and Principal Holders Thereof.........................    26
Interests of Experts and Counsel........................................    28
Certain Legal Matters...................................................    28
Experts.................................................................    28
Transfer Agent..........................................................    28
Indemnification for Securities Act  Liabilities.........................    28
Delaying Amendment......................................................    28

SIGNATURES..............................................................    30

                               SUMMARY INFORMATION

The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements appearing elsewhere, or incorporated by reference, in this Prospectus. The Securities offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors".

Principal Offices.   Interactive Technologies Corp., Inc.
                     15400 Knoll Trail, Ste 106
                     Dallas, Texas  75248
                     Tele:  (972) 960-9400

Business of ITC.

     Interactive Technologies Corp., Inc. ("ITC") conducts business in two business areas. First, through its majority owned subsidiary developing a line of airfiltration systems for use indoors and in automobiles. Through its wholly owned subsidiary Airsopure, Inc. ("Airsopure"), The Company began offering franchises in April 1997. Secondly, it develops and produces interactive television and interactive digital media programming for distribution via cable, and by broadcast and direct satellite television. ITC's principal interactive programming product is Rebate TVTM, a television programing product which incorporates interactive media and computer data management which allows retail vendors to advertise on television and which allows the consumer to receive a cash rebate through ITC. Additionally, ITC has begun pursuing opportunities in Interactive Video and Data Services ("IVDS"), a new communications industry, initially licensed by the Federal Communications Commission in 1993, with the majority of the licenses being offered in July 1994. No IVDS services are currently being offered. (See "THE REGISTRANT-Principal Products or Services and their Markets".)


Market Value
of Securities.

     The following sets forth the market value of ITC (on an historical and equivalent per share basis) as of February 28, 1998,the date preceding the date of the public announcement of the proposed transaction:

                                                  ITC (1)
                                              High     Lo
        Quarter ended February 28, 1998         .41    .32
        Quarter ended November 30, 1997         7/16   5/16
        Quarter ended August 31, 1997           7/8     7/8
        Quarter ended May 31, 1997           1 15/16  1 3/8
        Quarter ended February 28, 1997      1 1/2    1 1/8
        Quarter ended November 30, 1996      4        1 1/4
        Quarter ended August 31, 1996        5 1/4    4 1/4
        Quarter ended May 31, 1996           5        4 7/8
        Quarter ended March 29, 1996         4 3/4    3 7/8
        Quarter ended December 29, 1995      4        2 1/2

                     (1) From April 30, 1996, to October 22, 1997 the ITC Common
                         Stock was trading on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market under the Symbol "ITNL". Prior to and since being traded on the NASDAQ exchange the ITC Common Stock were traded in the "over-the-Counter" or "Bulletin Board" market. Prior to the quarter ended December 29, 1995, to the best of ITC's knowledge, no trading occurred in the ITC Common Stock.

                         SELECTED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                          HISTORICAL
                                       PROFORMA COMBINED

Book Value - Fiscal Year 5/31/97            $11,984
Book Value - Nine Months Ended
             February 28, 1997              $11,206

Earnings (Loss) per Share:
Fiscal year ended 5/31/97
       Primary                              ($ 0.21)
       Fully Diluted                        ($ 0.09)
Nine months ended 2/28/98
       Primary                              ($ 0.08)
       Fully Diluted                        ($ 0.03)

                           (See  Exhibits  for   explanation  of  principals  of
                           consolidation, earnings per share and computation of primary and fully diluted shares outstanding)

Voting and Affiliate

     Votes. Directors, executive officers and their affiliates of ITC control approximately 19.56% of the issued and outstanding shares of ITC's Common Stock.


                                  RISK FACTORS

     Securities of ITC, as described in this Prospectus, involve a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the securities of ITC. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of ITC operations. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

ITC - Negative Cash Flow and Operating Losses
---------------------------------------------

     ITC has had a net loss from operations from inception. ITC does not anticipate that it will generate income from operations during its fiscal year ended May 31, 1998.

Limited History of Operations - General
---------------------------------------

     The likelihood of the success of the company must be considered in the light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business and the competitive environments in which the company operate.

     In light of the limited operating history of the company, their history of significant operating losses and their expectation that they will continue to incur significant expenses and operating losses for the foreseeable future, there can be no assurance that either the company will be able to implement its growth strategy, or achieve or sustain profitability.

Losses
------

ITC has had a net loss from inception.

Limited History of Operations
------------------------------------

     Rebate TV(TM). Rebate TV(TM) is a relatively new product that has not yet become widely utilized and IVDS is a new communications industry licensed by the FCC for the first time in 1993. There is no assurance that Rebate TV(TM) or the proposed IVDS services will result in revenue or profit to ITC. See "THE REGISTRANT - Principal Products or Services and Their Markets."

     The  company's   subsidiary,   AIRTECH,   has  conducted   operations   for
approximately two (2) years and had a net loss from inception. There is no assurance that the operations of AIRTECH will result in revenue or profit.

Significant Future Capital Requirements
---------------------------------------

     The development of the businesses of the company, and the development, sales and delivery of their products and services require significant expenditures, a substantial portion of which must be made before any revenues can be realized. Certain of the expenditures, including marketing, sales and general and administrative costs, will be expensed as incurred, while certain other expenditures, including product design, network design and costs to obtain legal and regulatory approval, are deferred until the applicable network or product is installed and operational. The company will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of their products, services and customer base.

     The company expect to fund additional capital requirements through additional equity and debt offerings, secured credit facilities, and internally generated funds, as appropriate. There can be no assurance, however, that either the company will be successful in generating sufficient cash flow or in raising sufficient capital on terms that it will consider acceptable, or at all.

Competition.
------------------

     Other companies that have announced that they will provide programming to the interactive television marketplace. Many of these companies will be better capitalized than the company and will be better positioned to take to take advantage of this emerging market. There is no assurance that the company will secure a competitive position in such market or that its activities will result in profit to the company.

     The demand for air purification technology is rapidly growing and the industry is becoming highly competitive. Most larger metropolitan areas have one or more small distributors or small manufacturers, such as the company, each with limited capital and limited products. The largest competitor in the industry is Honeywell with its Duracraft and Envirocare subsidiaries.

     Competition will increase with society's growing awareness of air quality problems such as the sick building syndrome (where respiratory illness spreads through out a building by the heating and air conditioning system, increasing loss of workers productivity and the development of asthma in infants and small children). Competition will also increase with the identification of niche markets, such as (i) the food and beverage industry where smoking problems exist or local regulations make certain demands, (ii) the growth of cigar bars, (iii) the creation of lounges for smoking in airports and other public buildings,
(iii) and other smoking and non-smoking environment demands.

     As competition increases, there will be many companies engaging in the air purification industry which are more experienced, more established and financially stronger than the company. There can be no assurance that the company will be able to successfully compete against such companies.

Dependence upon Key Management
------------------------------

     The company is dependent on their present officers and key employees with respect to their current business and growth strategy. (See "MANAGEMENT INFORMATION - Directors and Executive Officers".) Should one or more of them cease to be affiliated with the companies before acceptable replacements are found, there could be a material adverse effect on the combined companies' business and prospects, and no assurance can be given that suitable replacements could be hired, if at all, except at substantial additional cost to the company. As a result, each company may be subject to the effect of possible conflicts of interest arising from the relationship of such persons in connection with the pursuit of business opportunities. There can be no assurance that any such conflict will be resolved in favor of the companies.

Expansion Risk
--------------

     The company expects to experience a period of rapid expansion. The operating complexity of the companies, as well as the level of responsibility for management personnel, are expected to increase as a result of such expansion. The company's ability to manage such growth effectively will require the company to continue to expand and improve its operational and financial systems and to expand, train and manage their employee base.

Rapid Technological Changes
---------------------------

     The telecommunications and air purification industries are subject to rapid and significant changes in technology. While the company believes that for the foreseeable future these changes will not materially hinder the companies ability to acquire necessary technologies, the effect of technological changes on the businesses of the company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the company.

Limited Prior Trading Market; Potential Volatility
--------------------------------------------------

     There has been a limited public market for the ITC Common Stock. There has been no public market for the ITC Preferred Stock or the ITC Debentures. The company's subsidiary, AIRTECH's Common Stock has not been publicly traded. There can be no assurance that an active trading market will develop for the ITC Preferred Stock or the ITC Debentures. Nor can there be any assurance that an active trading market for the ITC Common Stock will develop or be sustained after the date hereof. The market price of the shares of ITC Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in the company's operating results, new products or services or new contracts by the company or their competitors, legislative and regulatory developments, conditions and trends in the telecommunications industry, the air purification industry, general market conditions and other factors. In addition, the stock market, from time to time, has experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of telecommunications, high technology and other companies that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of ITC's Common Stock, the ITC Preferred Stock or the ITC Debentures.

Shares Eligible for Future Sale; Dilution.
------------------------------------------

     ITC has a significant number of authorized, but unissued shares, which may be issued by the Board of Directors without shareholder approval. Sales of substantial amounts of ITC Common Stock in the public market following completion of the proposed transaction may have an adverse effect on the market price of the ITC Common Stock. ITC has not agreed to, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose (or approve any offer, sale, grant or other disposition) of any shares of the ITC Common Stock or other capital stock of ITC or any securities convertible into, or exercisable or exchangeable for, any share of ITC Common Stock or other capital stock of ITC. Unless otherwise restricted, all shares of the ITC Common Stock offered hereby will be immediately eligible for sale in the public market.

No Dividend's
--------------

     The company has never declared or paid any cash dividends and never expects to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of the company, their debt facilities and other factors the Board of Directors considers appropriate. ITC intends to retain its earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any dividends in the foreseeable future. In addition, ITC anticipates entering into certain borrowing arrangements which will restrict its ability to pay dividends. Upon completion of the proposed transaction, ITC intends to adopt a policy that, for the foreseeable future, it will not take any action to upstream the earnings of AIRTECH from that subsidiary.

Government Regulation
---------------------

     The ability of ITC to provide IVDS services in the United States will be subject to the rules and regulations promulgated by the FCC. At present there are only limited rules or regulations. However, there is no assurance that there will not be further rules and regulations forthcoming which are adverse to the interests of ITC.

     One of several significant markets for one of the company's subsidiaries products will be Medicare recipients. To access this market the company has sought approval from the United States Federal Drug Administration as a manufacturer, and will be making application to have the AIRTECH 950 Air Purification and Filtration System described herein (i) to be designated as a Class II Medical Device, and (ii) to receive Medicare approval for a Medicare Part B Code with the approved reimbursement as a related billing charge. There is no assurance that such designation will be obtained.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The  Management's   Discussion  and  Analysis  contained  herein  has  been
presented as if the company's had been consolidated and the merger completed on May 31, 1997.

Results of Operations
---------------------

     ITC's operations for the nine months year ended February 28, 1998 consisted of primarily of 1)completion of the development and preparation phases of it's "Liberty" project; 2) completion of Rebate TV program which is airing in the central Florida market; 3) the move of its facilities to new offices in Dallas, Texas. Net revenues for this period were $932,256 down from $1,648,878 from the previous fiscal year due to the extended period which Rebate TV had been off the air and the recognization of $200,000 of deferred income was negligable. The company has developed and operates a computer system and communications system to support its Rebate TV program on a national basis even though Rebate TV was showing in one market. The operation of these systems and the development of a national marketing program along with the subsidiaries re-assignment of individuals from product design to operations during this period resulted in General and Administrative Expenses of $1,332,932 and a net loss from operations of $1,566,461 down from $1,775,591 for the previous fiscal year.

Material Changes in Operations and Financial Condition
------------------------------------------------------

     ITC's Rebate TV was off the air for most of the nine months reported. Operation of Rebate TV although currently distributable and supportable on a national basis, requires that it be rolled out on a market by market basis. ITC faces a number of decisions as to whether to concentrate its resources on local markets supported by smaller vendors (such as Bedroom Land and Kobe Steak Houses) or to concentrate on multiple markets driven by regional and national advertisers (such as Airtran Airways and Cakes Across America). Rebate TV is currently airing in a limited Florida market until operations are completely up and running in Dallas, Texas.

Liquidity and Capital Resources
-------------------------------

     During the nine months ended February 28, 1998, The company continued to fund operations and expansion through revenues and private sales of equity securities and debt. Revenues for fiscal year end 1997 were $2,073,045. In fiscal year 1997, the company received net cash from financing activities in the amount of $2,914,805 during that period. Although the company has commitments for future funding, management believes that it can continue to raise additional capital for expansion of its markets though revenue and private sources.

     In addition, ITC has agreed to issue $5,000,000 in Series M Preferred Stock (the "Series M Stock") on a private basis to accredited investors in the form of 200 units consisting of 25,000 shares of convertible preferred stock convertible into common at the rate of one share for one share of preferred and 25,000 warrants convertible into common stock at a price of $2.00 per share. The preference for this series is to a pro rata portion of 20% of the Gross Profits from the sales of the AIRTECH Model 950 Air Purification and Filtration System being developed as a Class II Medical Device for Medicare Recipients with Respiratory Conditions. This preference is for a period of three years from the date production begins. AIRTECH has agreed to assign a 25% interest in this revenue stream to ITC out of which this 20% will be set aside for this preference. The Series M Stock will be offered pursuant to Rule 506 of Regulation D of the Securities Act of 1933. Twenty-five percent (25%) of the net proceeds of the sale of the Series M Stock will be used for market expansion and distribution of the Rebate TVTM programming, and seventy-five percent (75%) of such net proceeds will be allocated for the development and distribution of the AIRTECH Model 950. ITC does not have an underwriter for this placement. Management expects that the sales of the Series M Stock will be completed, although there is no assurance that either it will be completed or that the funds will otherwise be available to fund the operations and expansion of the combined companies.


                    INTERACTIVE TECHNOLOGIES CORPORATION INC.

                       PROFORMA COMBINED BALANCE SHEETS


                                         Historical
                                --------------------------------

                                      2/28/98        5/31/98
                                      Unaudited      Audited
                                      Combined       Combined
                                --------------     -------------
                                             ASSETS

Current Assets                      $1,509,390       $1,224,181


Property and equipment net
    of depreciation                    308,718          316,711
Notes receivable                       899,833          783,957
Intellectual properties net of
    Amortization                    17,686,500       18,249,165
Investment in Joint Venture            (16,409)
Goodwill                             1,453,620        1,329,252
Other assets                           527,254          521,355
                                 -------------      ------------

Total Assets                       $22,368,906      $22,424,621
                                 =============      ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                 $1,593,249        1,061,704
Deferred Revenue                       200,000          400,000
Long-term liabilities                  369,304          596,416
Debentures                           9,000,000        9,000,000
                                  -------------     ------------
Total Liabilities                   11,162,553       11,058,120

Commitments and contingencies                                    (5)

Stockholders' Equity
     Paid in Capital                20,448,232       19,660,573
Retained Earning (Deficit)          (9,241,879)      (7,676,572)
                                 ---------------    -------------
                                    11,206,353       11,984,001
                                 ---------------    -------------
Total Liabilities and
   Stockholders' Equity            $22,368,906      $23,042,121
                                 ===============    =============





              See notes to Pro-Forma Combined Financial Statements


                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                     PROFORMA COMBINED STATEMENTS OF INCOME


                                        Historical
                             -------------------------------


                                  2/28/98      5/31/97
                                 Unaudited     Audited
                                 Combined      Combined
                             -------------    --------------
Net revenues                   $  932,256      $2,073,045

Cost of Sales                     447,502       1,018,804
                             -------------    --------------
Gross income                      484,754       1,054,241

General and Administrative      1,332,932       3,081,825
Amortization and Depreciation     718,283       1,033,255
Interest expense                                  900,000
                              ------------    ---------------
     Total Expenses             2,051,215       5,015,080

Net income (loss)
     from operations           (1,566,461)     (3,960,839)

Gain on sale of Charleston
     license                                      543,501

Loss from abandonment of
     equipment and related
     capital lease obligation                    (297,095)


Income taxes
                              -----------     ---------------

Net income (loss)              (1,566,461)     (3,714,433)
                              ===========     ===============


Primary  (loss)  per share     $    (0.08)     $    (0.21)

Diluted (loss) per share       $    (0.03)     $    (0.09)







              See notes to Pro-Forma Combined Financial Statements

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                February 28, 1998
                                   (Unaudited)

1.       Basis of Presentation

     The accompanying Pro-Forma Combined balance sheet at August 31, 1997 and related combined statement of operations for the nine months then ended have been prepared as if the business combination had occurred on June 1, 1997 the start of the current fiscal year of Interactive.

     The purchase of the outstanding stock of Airtech by Interactive is being reflected in these Pro-Forma Combined Financial Statements using the purchase method for recording the transaction. The excess of cost over book value has been reclassified to other assets of Airtech based on managements estimates and outside valuation based on projected cash flows and revenues from the revalued assets. No provision for amortization of these revalued assets or goodwill are reflected in these combined financial statements.

     There have been no changes in generally accepted accounting principals in the presentation of the combined financial statements from the historical audited financial statements included herein by reference as previously filed or in the audited financial statements of Airtech for its fiscal year ended May 31, 1997.

     Earnings per Share (EPS) is reflected as primary earning per share and fully dilluted earnings per share set forth in the following table used for EPS computation:
                                                         Historical
                                              ------------------------------
                                                 ITC                Airtech
Weighted average number of shares             12,139,865          17,485,000
Less shares cancelled                        ( 3,400,000)
Add shares issued for debentures               1,144,444
Adjustment for combined presentation                             (17,485,000)
Common shares issued for acquired             10,500,000
                                             -----------
Primary shares outstanding                    20,384,309
Assuming conversion of convertable
   preferred issued for acquired              11,858,016
Assuming conversion of convertable
   Debentures issued for acquired             12,857,143
                                             -----------
Fully diluted shares outstanding              45,099,468


Notes to Historical Financial Statements

     1. Intellectual properties reflected on the balance sheet of Interactive consist of the following:

         License rights net of accumulated amortization
         of $405,000                                               $    270,000
         Proprietary software and trademark, net of accumulated
         amortization of $1,450,279                                   3,960,763
                                                                    -----------
                                                                     $4,230,763

     License rights consist of ITC's Federal Communications Commission Interactive Video and Data Services (IVDS) radio station license in the Melbourne-Titusville-Palm Bay, Florida and the retained 10% interest in IVDS license in the Charleston-North Charleston, South Carolina service areas representing an additional enhancement to ITC's programming distribution. These licenses have a duration of an initial five years, and are renewable if all conditions of the license are met. IVDS, a two way communications system , will allow viewer to take an active role in systems delivered through broadcast television, cable television, wireless cable, direct broadcast satellite or other future television delivery methods. IVDS is regulated as a personal radio

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                               February 28, 1998
                                   (Unaudited)

service under the rules of the FCC which has allocated spectrum in the 218-219 MHZ range for its use. IVDS systems are designed to operate with a hand-held remote control device that controls the interactive set top[ device on the subscriber's television set. A viewer would interact with the TV station through a radio signal using an IVDS frequency.

     Proprietary software and trademarks consist of software developed for integration into the rebate television market and a trademark known as Rebate TV
(TM) purchased in October 1995.  This  proprietary  software  allows ITC to be a developer and producer of television,  interactive  television  and  interactive digital media programming. These programs can be developed in various interactive formats for cable, broadcast and direct broadcast satellite television as well as for Internet distribution. Rebate TV is a television program which incorporates interactive media and computer data management allowing retail vendors to communicate their message to consumers, the allow the consumer to verify his or her purchase, with the consumer receiving a cash rebate from ITC for their purchases. Retailers represent a broad spectrum of the business community including grocer chains, furniture stores, tire service stores, banks, restaurants, car dealers and a variety of other specialty businesses.

     2. Intellectual properties reflected on the balance of Airtech consist of the cost incurred to date for the development of a full line of air purification products for commercial, consumer, automobile and medical use. Several of the products will be eligible for a US and foreign patents with patent applications currently in process or planned .

Adjustments for Acquisition

     3. Per the stock purchase agreement entered into on May 8, 1997 between Interactive Technologies Corporation, Inc. and Airtech International Corporation the following presents the securities and the related valuation of the purchase of 100% of the issued and outstanding common stock of Airtech:


                                                        Value
         Description of Securities                    Per Share         Total
         -------------------------                   ----------        -------
         10,500,000 shares of Interactive
         Common Stock, registered                    $0.32(a)         $3,360,000

         11,858,016 shares of Interactive
         Preferred Stock, registered and
         convertible into Common Stock               $0.32(a)          3,794,565

         $9,000,000 in Convertible
         Debentures                                  At  Face          9,000,000

                                                                      ----------
         Total value of purchase of 100% of
         Airtech Common Stock                                       $ 16,154,565

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                February 28, 1998
                                   (Unaudited)

     (a) The closing of bid price of Interactive common stock on February 28, 1998 was $0.32 per share. This price per share will be adjusted to the price per share on the closing date.

The following represents the allocation of the purchase price:

         Book value of Airtech common stock            $   3,086,258
         Intellectual properties                          12,250,000
         Excess of purchase price over cost                  818,307
                                                       -------------
         Total Purchase Price                            $16,154,565


4.  Interactive Technologies has the following litigation pending:

     The Company is in litigation with LLB Realty, L.L.C. which has filed a claim alleging claims under an office lease agreement in Superior Court of New Jersey, Mercer County. The Company has asserted claims against L.L.B. Realty, L.L.C. for failure to perform under the conditions of the agreement. Settlement negotiations have been ongoing and the Company expects this matter to be settled in a manner not unfavorable to the Company. .

     The Company is not a party to any other pending legal proceedings except for claims and lawsuits arising in the normal course of business. The Company does not believe that these claims or lawsuits will have a material effect on ITC=s financial condition or results of operations. Accordingly no provision or accrual for potential losses are reflected in the Pro-Forma Combined Financial Statements.

     Airtech International Corporation has the following litigation pending:

     Airtech International Corporation, McCleskey Sales and Service, Inc., C.J. Comu and John Potter, plaintiffs vs Honeywell, Inc., Honeywell Environmental Air Control, Inc. And Suzanne Haas, defendants; No. 3:96CV-1855-D, United States District Court for the Northern District of Texas, Dallas Division.

     In this case, Airtech, a subsidiary and two of its officers filed suit against Honeywell, Inc. And a Honeywell subsidiary and an employee asserting several causes of action. These causes of action include breach of contract relating to termination of the Company=s Full Service Distributorship agreements, for defamation and tortious interference with contract relating to a merger agreement between the Company and DCX, Inc., for unfair competition regarding claims made by Honeywell about it air purification products, for negligent misrepresentation regarding representations made to the Company and its subsidiary regarding the exclusivity of certain arrangements with the defendants, and for declaratory relief and attorney=s fees. Honeywell filed a counterclaim against the Company, McCleskey, Comu and Potter. Honeywell alleges that the Company and McCleskey owe Honeywell money for past purchases, and that Comu and Potter interfered with the relationship between McCleskey and Honeywell. Honeywell seeks $71,000 in actual damages and unspecified punitive damages and attorney's fees. The Company has denied all of the material allegations of Honeywell=s counterclaim. The Company plans to vigorously defend the counterclaim and believes the counterclaim to be without merit.

     Honeywell,Inc., plaintiff, vs Airtech International Corporation, AirSoPure, Inc. And Richard Allegrati, defendants: No. WMN 97-238 United States District Court for the District of Maryland, Baltimore Division.

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                               February 28, 1998
                                   (Unaudited)

     Honeywell filed suit against the Company, a subsidiary and an employee, alleging violations of the Lanham Act and the Maryland Uniform Trade Secrets Act and the common law. The suit alleges that certain Airtech and AirSoPure products were sold in violation of the Honeywell's trademarks, and that the cover design of certain products of Airtech/AirSoPure was wrongfully obtained. The suit seeks an injunction and unspecified damages. Rather than incur substantial additional attorney=s fees, the Company agreed to the entry of a preliminary injunction regarding the sale of a very small number of modified Honeywell products, immaterial to the Company's business. The Company denies all of the material allegations of Honeywell's claims, is vigorously defending this case. The Company believes Honeywell's claims to be without merit.

     Accordingly no reserve or accrual has been reflected in these Combined Pro-Forma Financial Statements for this pending litigation.

     A motion for dismissal was entered into as settlement of the Honeywell litigation in March 1998.

                                 THE REGISTRANT

Background.
-----------

     Interactive Technologies Corporation, Inc. ("ITC") was incorporated in the state of Wyoming on August 8, 1991. At that time, ITC was engaged in the business of exploiting its rights under a license granted by CST Entertainment Imaging, Inc. ("CST"). Such license gave ITC the exclusive right to use CST's coloring process to convert to color black-and-white film and videotape, including black-and-white theatrical films and television programs produced for distribution in Europe. ITC also had exclusive right to use CST's technology to provide digital special visual effects for new film and video productions produced for distribution primarily in the European territory. ITC ceased this effort on October 18, 1995, when it exchanged the license in satisfaction of certain of its debt.

     On October 20, 1995, ITC entered into an agreement to acquire assets of Syneractive, Inc. ("SI"), a Florida corporation. SI's assets included intellectual property consisting of a television production and the trade name Rebate TV. The assets also included license rights from the FCC to provide Interactive Video and Data Service ("IVDS") in the Charleston-North Charleston, South Carolina, and Melbourne-Titusville-Palm Bay, Florida metropolitan areas. In exchange for such assets, ITC issued 5,700,000 shares of common stock to Perry Douglas West, its current sole director and officer. In November 1996, ITC sold a 90% interest in the Charleston-North Charleston license.

     ITC and Airtech International Corp.,entered into an agreement to purchase all, but not less than 81%, of the issued and outstanding $0.0001 par value common stock of AIRTECH pursuant to a Stock Purchase Agreement, dated as of May 8, 1997. (Such Stock Purchase Agreement, as amended and restated as of August 1, 1997, the "Stock Purchase Agreement") Pursuant to the Stock Purchase Agreement, each holder of the AIRTECH common stock (the "AIRTECH Common Stock") which accepts ITC's purchase offer shall receive in exchange for such AIRTECH Common
Stock: (i) his pro-rata percent of 10,500,000 shares of ITC's $.01 par value common shares;(ii) his pro-rata share of 11,858,016 shares of ITC's Convertible Preferred Shares (the "ITC Preferred Shares"), and his pro-rata share of $9,000,000 aggregate principal amount of ITC's Convertible 10% Debentures (the "ITC Debentures"). The remaining 24,715,159 shares of Common Stock being registered hereunder will be reserved by ITC against the conversion, if any,of the Convertible Preferred Shares and the ITC Debentures.


Principal Products or Services and Their Markets.
-------------------------------------------------

     The company's operations are generally divided into two business areas; 1) air purification products; and 2)interactive television and interactive digital media programming and air purification products.

1)  The company has following air purification products in production:

     Series 12000: The series 12000 is designed to fit into a 2 foot x 4 foot space of a ceiling. Markets for this unit include facilities such as restaurants and nursing with problems involving cigarette or cigar smoke, particulates larger than .3 microns or odors. AIRTECH has sold approximately 60 of the series 2000 units, 45 of which sales occurred in October 1997.

     Series 2000 Down Draft Table: The series 2000 was designed for the nail manicure industry and was first introduced in January 1996. This series has a single speed 450 CFM blower with sorbent media filter designed for special need of this industry. AIRTECH has sold approximately 11 of the series 2000 units, 11 of which sales occured in October 1997.

     Series 3000 Down Draft Table: The series 3000 is a modified version of the series 2000 designed to appeal to the pathology/histology environment, the dental lab industry and other light industrial markets. This series utilizes a 700 CFM two speed blower using the same sorbent media filter as that used in the series 2000. However, the minerals in the filter will be varied to the correct absorbent for the application. The series 3000 will use a polyester pre-filter as standard and offer up to a 95% ASHRAE 2" x 4" pleated as an option. AIRTECH has sold approximately 4 of the series 3000 units, 4 of which sales occurred in October 1997.

The company has completed working models of the following products:

     Series 14000and 16000: The series 14000 is an energy efficient commerical air filtration unit, 14" x 14" x 30" and filter 300 cubic feet of air per minute. Model 16000 is a ceiling mounted unit which filters 400 cubic feet of air per minute.

     Series 900: The series 900 is a small portable unit designed for the automobile that will remove both gases and particulates. It will clean approximately 30 cubic feet of air per minute. AIRTECH anticipates that the cost of completing a sufficient number of working models (approximately 75 units individually made with a lazer lathe) will be approximately $100,000. And that subsequent costs to commence production will be approximately $400,000. Subject to receipt of financing AIRTECH anticipates commencing production in March 1998.

     Series 950: The series 950 is a portable air cleaner designed to sit on the floor and will clean approximately 250 cubic feet of air per minute. This series will remove both particulates and gases utilizing an air flow pattern discharged from the top of the unit. This product will be configured to meet the needs of the medical community. AIRTECH anticipates that, in March 1998 it will file its application to qualify the unit for reimbursement by Medicare. It is anticipated that AIRTECH will commence production in the summer of 1998.

In addition to the above, the company anticipates developing the following products:

     Series 850: The series 850 will be a less expensive version of the series 950 and will be designed by retail sales.

     Series 21000: The series 21000 is a ductable unit for both commercial and light industrial applications. This unit will allow remote positioning (i.e. on the roof) and collection of contaminants from distant zones. The clean air discharge can be directed to zones as needed. This unit permits creation of negative and positive pressure zones providing maximum control of airborne contaminant movement. The air cleaning capacity will be approximately 1800 cubic feet per minute. This unit will also be available for the upscale residential market for both new construction and retrofit.

     Series 22000: The series 22000 is a simple fugitive capture air cleaner designed for light industrial applications for the collection of airborne dust and particulates in smoke. The markets for this series include auto body repair shops, small welding and machine shops, woodworking and ceramic shops, vocational schools and college industrial arts classes. This unit will clean 2500 cubic feet of air per minute of particulates only, it is not suitable for gas and odor control.

     Replacement Filters: The Company will manufacture its sorbent media filters, pre-filter material will be purchase in bulk and cut to proper sizes and the HEPA type filters will be out-sourced. The life of the filters will vary application and the degree of contaminates however the Company anticipates each unit sold will require an average one to two complete filter changes per year.

Prospective Operations/Marketing.
---------------------------------

     General. During 1996 and 1997 the company identified niche markets having a need for air purification technology. Change in, and Federal, state and local regulatory enforcement of, air quality regulations has increased the size and scope of these markets. In 1996 the City of Plano, Texas choose the Honeywell technology represented by the company, as the exception to its smoking ban. In 1997, the company, using its technology, has worked with Fort Worth, Texas and Grand Prairie, Texas on the smoking ordinances as well as with the counties of Niagra and Erie New York on their smoking ordinances. The cities of Toronto and Vancouver Canada have also contacted the company for assistance in changing their no smoking ordinances. In each case, the companies technology will meet the minimum standards required under these ordinances for permitting smoking in public areas.

     In 1996 the company completed installations in excess of 100 ceiling mounted units primarily for smoking related problems using Honeywell technology. These installations included restaurants, bingo halls, office buildings and the conference room for the board of directors of Southwest Airlines. Since September 1996, the company has completed installations of approximately 40 of its series 12000 ceiling mounted units, and as of November 1, 1997 had orders or installations in progress for approximately 35 additional units. The companies model 12000 ceiling units has been installed in 6 restaurants being developed by Lone Star Steakhouses in all their new restaurants in the future (Del Fresco, Sullivan's and Longhorn restaurants) and demonstration models have been installed in facilities operated by two large nursing home groups, a major truck stop chain and a casino.

     Property Management. The air quality problems that exist in office building and shopping centers caused by smoking, odors caused by sewer gas backup, methane gas, fumes from parking garages, cooking odors, odors from beauty salons or print shops has opened the door for sales by the companies franchises to Property Management companies. These problems are prevalent in most building including schools, city and county building and other governmental installations.

     Down Draft Tables. Many manicurist are independent contractors renting space in a shop and have limited capital or credit. Therefore, the company has developed a rental program requiring a deposit and first months rent. This recovers the cost of the table in approximately 3 months. AIRTECH applies one half of the monthly rental to the full retail purchase price thus allowing the manicurist to own the table in 12 to 18 months.

Multilevel Marketing
--------------------

     In April 1997, the company entered into a license agreement with Air Care, L.L.C. giving marketing rights for Mexico and certain regions of the U.S. for its series 900 portable automobile unit. The company is currently exploring possible relationships with various multilevel marketing organizations with respect to the marketing of the series 900 at such time as it enters production. Additionally the company has entered into discussions with a durable medical equipment network for the marketing of the series 950 Medicare unit at such time as it enters production.

The Franchise Program
---------------------

     The company intends to operate its franchise program through its wholly owned subsidiary for the Airsopure, Inc. The Airsopure name was registered as a trademark and will be the product name used by the company for its various commercial and consumer products. A copy of the Airsopure Uniform Offering Circular has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part, which Uniform Offering Circular is incorporated herein by reference.

     The franchising program was first introduced at the International Franchise Show in Washington D. C. in April 1997; and the company intends to be a regular exhibitor at franchise shows throughout the fiscal year. As of November 1, 1997, Airsopure has sold 3 foreign franchises and 4 domestic franchises, with several other franchise sales pending. The company is forecasting that Airsopure will sell approximately 100 franchises by fiscal year end May 31, 1998.

Competitive Conditions.
-----------------------

     Honeywell Environmental Air Control, Inc. is the only manufacturer with a national distribution system for commercial air filtration systems. Since the corporate restructure of this division in the spring of 1996 the commercial division has been downsized. What continued presence is planned by Honeywell in the commercial air filtration market is unknown to the company. In most metropolitan area's there exist one or more independent manufacturer or service companies for commercial grade air filtration systems. Most deal with
electrostatic   filtration  or  smoke  eaters  a  very  ineffective   method  of
particulate removal but some offer charcoal and HEPA based systems. These independent companies are usually small with very limited marketing servicing a specific niche market. By the end of calender year 1997, with the air filtration systems outlined above, the company will have the most complete line of air filtration systems available in the U.S.

2) The  company  also  develops  and  produces   interactive   television  and
interactive digital media programming for distribution on cable, by broadcast and direct satellite television, and over the Internet.

     The company's principal interactive programming product is Rebate TV TM. The product allows a consumer to receive a cash rebate from the company for purchases of products advertised on the Rebate TV TM television program by incorporating interactive media and computer data management. Rebate TV TM is designed to utilize existing communication technologies for consumer responses. It now uses the telephone and the Internet as return links. However, it is also designed to easily accommodate the emerging interactive television systems as they come into use, such as IVDS and Interactive Television (via fiber optic cable/telephone cable etc.)

     Beta Test. The company conducted a beta test of Rebate TVTM from April 15, 1996, through December, 1996 (the "Test Period"). During the Test Period, Rebate TVTM aired 1/2 hour daily, seven days a week, on WIRB/Channel 56 in the central Florida market. That market serves a population of approximately 2,175,000.

     During the Test Period, the television program was divided into 14 one minute retail information segments which were utilized by advertisers to provide information about their company and a brief description of the cash rebate offered to the consumer. The balance of the program consisted of information segments, rebate reviews and instructional segments. Retailers represented a broad spectrum of business including grocery chains, furniture stores, tire service stores, retail banks, restaurants, car dealers and various specialty businesses. The company collected point-of-sale information from the vendors who participated during the Test Period, and processed that data along with Rebate TVTM customer call-in data. Rebates were credited to customer accounts as they were verified. ITC manages escrow accounts for retail vendors so that rebates are transferred to a general customer escrow fund as they are credited.

     Consumers making a purchase of items of product or in dollar amounts which carried the rebate offered by a participating retailer (i.e. a $5 rebate on a purchase of $50 or more, or $10 rebate on the purchase of a brake package, etc.). By calling the company's toll free telephone number, 1-888-REBATE, the consumer would be connected to the company's computer data base, and could then register the Rebate TV TM number on the bottom of the receipt. At the end of the month, the company sends a check to the Rebate TV TM customer for a total of all rebates processed during that month. These rebates are in addition to coupons or other promotional offers by the vendor. Rebate TV TM had approximately 4,000 subscribers by the end of the Test Period.

     Revenue Sources. The company receives revenues of two types from Rebate TVTM. First, retail vendors will pay an initial production fee to the company for the production of the information segment that becomes part of the television show. Then, the retail vendors will pay the company a transaction fee based upon verified sales. The amount of the transaction fee will vary with the type of retailer and the frequency of purchase of its products. For instance, the transaction fee for a automobile sale is much higher than a grocery store because of the size and frequency of purchase.

Program Development.
--------------------

     The company's research and development efforts consumed the technical efforts of the company from October 1995 through the airing of Rebate TVTM on April 15, 1996, and involved two basic areas: the television programming for the shows, and the data management and computer interface development efforts for the interaction with the retailers and the consumers. None of this expense will be borne directly by the retailers or the consumers, but will be recouped through profits as the company expands its markets.

     Development of Rebate TVTM basic programming by the company has been done during the fiscal year with Century III at Universal Studios, Florida. Established in 1976, Century III has serviced a widely diverse client base with high production values utilizing the latest and finest in production and post-production hardware. This includes local, regional, national and international projects for all four broadcast television networks, national cable networks such as Nickelodeon and HBO, major independent producers, advertising agencies and major corporate and governmental organizations such as Digital Equipment Corporation, Harris Corporation, General Electric, NCR, AT&T, Kodak, Polaroid, Walt Disney World, Harcourt Brace Jovanovich, FPL Group, Westinghouse, McDonnell Douglas, Martin Marietta, Reebok, International and
NASA. The creative director for Rebate TVTM is Michael Hamilton who has designed, directed and produced such television series as "Magnum P.I.", "Simon & Simon", "Wings" and "The Twilight Zone". His commercial experience includes such clients as CadillacTM, Texaco, Coca ColaTM, Heineken, American Airlines, Donna Karan, Elizabeth Arden, QVC, Business Technology Management and the Family Channel.

     The computer development efforts related to Rebate TVTM were done at the company's engineering offices in Melbourne, Florida, where the hardware and software designs and specifications were developed, tested and implemented during Fiscal Years 95/96 and 96/97, to: (i) manage the large amounts of data and transactions involved in collecting and verifying sales information from the Rebate TVTM retailers; (ii) calculate the rebates, record the credits, and issue the checks to the consumer; (iii) accommodate and record the telephone rebate requests, and (iv) provide automated participation information to the public.

     The company looks to Rebate TVTM to attract its share of the communications industry end-user market which is estimated to be $189.3 billion by 1998. Interactive digital media is projected to remain the fastest growing category in the industry.

Internet  Access.
-----------------

     The company's Internet home pages for use with Rebate TVTM allow viewers to access the program's data base through the Internet. It allows them to view the status of their accounts, enter vendor rebate claims, and later will allow viewers to access a variety of products and services associated with Rebate TVTM which the company expects to include. The company's home page is located at http://www.REBATETV.com.

Network Operations.
-------------------

     The company intends to develop and produce its own television channel and to distribute its Rebate TVTM video programming in this format to customers. The company's distribution plan currently provides for distribution of this programming started in the central Florida markets to expand from there. The company's business plan calls for Rebate TVTM to expand into additional national markets. The company expects to hire additional employees over the next 24 months to support the operation of this programming and to continue to develop and refine the programming as the company adds markets for these services.

Interactive Video and Data Services.
------------------------------------

     Federal Communications Commission Interactive Video and Data Services ("IVDS") radio station licenses in the Charleston-North Charleston, South Carolina, and Melbourne-Titusville-Palm Bay, Florida service areas represent an additional enhancement to the company's programming distribution. These licenses have a duration of an initial five years, and are renewable if all conditions of the license are met. Such conditions include, among other requirements: that the license fee be paid quarterly, that 30% of the licensed area be built out within three years and that 50%of the licensed area be built out within five years of the date of the granting of the license. Pending the promulgation of regulations, the company has obtained temporary waivers of certain of the build out requirements.

     IVDS, a two way communications system, will allow viewers to take an active role in systems delivered through broadcast television, cable television, wireless cable, direct broadcast satellite or other future television delivery methods. IVDS is regulated as a personal radio service under the rules of the FCC which has allocated spectrum in the 218-219 MHZ range for its use. IVDS systems are designed to operate with a hand-held remote control device that controls the interactive set top device on the subscriber's television set. A viewer would interact with the TV station through a radio signal using an IVDS frequency.

     The company has sold 90% of its ownership of the Charleston-North Charleston license, and has reserved rights to provide programming to this license area when it is in operation.

     The company is reviewing alternative uses and equipment proposals for its Melbourne-Titusville-Palm Bay, Florida license and expects to proceed to install a system for the license. Although the company will run its Rebate TVTM and other programs on its own service area systems, the programs it develops are intended for use on various interactive delivery systems and are not specific to Interactive Video and Data Services systems. They are marketed to all of these various delivery systems. For broadcast of Rebate TVTM programming the company currently uses and plans to use standard video media distribution methods such as cable, broadcast stations, wireless cable and direct broadcast satellite. Although the company has designed its programs to utilize an IVDS return link (a "return link" is the method by which data is sent from the consumer or viewer back to the originator of the program), they are also designed to accommodate other return links such as the telephone. The company has purchased equipment and software to provide a telephone return link as an interim return link for its own license areas as well as other areas where it is providing programming, to be utilized where IVDS is not available; until the installation an operation of the IVDS equipment as a return link is completed as well as for use with non subscribers to IVDS.

Intellectual Content.
---------------------

     The company has developed a plan for the accumulation and sale of intellectual content. This content takes several forms, including completed television and video programming, both developed and produced by the company and by third parties; property rights to written scripts and publications for the purpose of producing or having produced television or motion picture products; and program ideas, concepts and designs. In addition to the Rebate TVTM programs, the company has filed and had accepted trademark applications with the United States Patent and Trademark Office for "Rebate TV", for "DEAL! DEALS! DEALS!" (a direct shopping program which ITC has produced), and "Television that pays you to shop".

     The company has in addition under this plan a number of projects under consideration and review. To date, revenue from these activities has been limited to the Rebate TVTM television program, and to a limited showing of its DEAL! DEALS! DEALS! program. There is associated with each of these shows and projects a lead time or advance period necessary for development and scheduling. In addition, the company may elect to sell outright or resell any of these properties.

     The company acquired $1,040,800 in working capital during Fiscal Year 96/97, through loans and private stock sales. The company believes that it can meet its cash requirements during the first quarter of the Fiscal Year 97/98 but expects to require additional funds over the next 12 months for the expansion and addition of markets for its product and for operations. Although the company currently has no written commitments for additional funds, it believes that it can raise additional cash required from private sources. A $5 million offering is presently being structured in conjunction with AIRTECH. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS - Liquidity and Capital Resources".)

     The company continually accumulates data in the operation of its Rebate TVTM, and examines this data with regard to indicated changes in its programming. The company expects to continue research and development of its products based upon the collection of this data.

Competitive Conditions.
-----------------------

     The company is unaware of any direct competition with Rebate TVTM. However, there are other companies in the interactive television industry that have announced that they will provide programming to the interactive television marketplace. Many of these companies will be better capitalized than the company and will be better positioned to take to take advantage of this emerging market. There is no assurance that the company will secure a competitive position in such market or that its activities will result in profit to the company.

FCC Licensing.
--------------

     The ability of the company to provide IVDS services in the United States is subject to the rules and regulations, if any, promulgated by the FCC. At present there are only limited rules or regulations. However, there is no assurance that there will not be rules and regulations forth coming which are adverse to the interests of the company.

Number of Persons Employed.
---------------------------

As of August 1, 1997, the company has 35 full-time employees.

Description of Properties.
--------------------------

     The company has several facilities that they operate. The corporate offices of are located in a five story glass and brick building in north Dallas, Texas. At this facility offices the senior management, accounting staff, franchise operations and local sales reps. The office has approximately 4000 sq.ft. and recently renewed its lease extending for an additional three years at a rental rate of $14.00 per sq., ft. There are approximately 15 full time employees at this location.

     The company's manufacturing facility and MSS service division is located in an attractive warehouse facility in Garland Texas. This facility is fifteen minutes from the administrative offices, and assumes approximately 11,000 sq. ft. The company has extensive inventory, parts and supplies and finished product ready for distribution. The service division has seven fully assembled service trucks/vans. This location has a full time staff of 15 that office at that facility. Effective rent is currently quoted at $4.50 per sq. ft., with the balance of three years remaining on the lease at that rate.

     The final facility that is represented in the companies overall operation is the Sheet Metal and Fabricating activities, located in Sunnyvale, Texas. This 2000 square foot facility has two employees that are involved in a variety of custom sheet metal fabrication and design. Costs to maintain this facility is an open ended friendly lease, where the corporation pays $1000 per month.


Legal Proceedings.
------------------

     The company is in litigation with LLB Realty, L.L.C. which has filed a claim alleging claims under an office lease agreement in Superior Court of New Jersey, Mercer County, Cause No. MER-L00 1535-97. ITC has asserted claims against LLB Realty, L. L.C. for failure to perform under the conditions of the office lease agreement. The company is not as party to any other pending legal proceedings except for claims and lawsuits arising in the normal course of business. ITC does not believe that these claims or lawsuits will have a material effect on ITC's financial condition or results of operations

ITC Securities.
---------------

     Capital Stock. ITC is authorized to issue 70 million shares of capital stock, consisting of 50 million $0.01 par value common shares, and 20 million $1.00 par value preferred shares. As of February 28, 1998, there were issued and outstanding 14,880,413 shares of the ITC common stock. These shares have full voting rights. Of the common shares outstanding, 8,409,381 were restricted, of which 3,400,000 shares are scheduled to be cancelled

     Convertible Debentures. Effective as of May 31, 1997, Exergon Capital S.A.,Laughlin Securities Limited, Crestridge Investments, Ltd. and Jayhead Investments Ltd. (collectively, the "Converting Debenture Holders" exercised their $1,050,000 principal amount of ITC's Convertible Debentures (the "May 1997 Debentures") in exchange for 1,144,444, aggregate number, of ITC's Common Stock. In connection with such conversion, the Converting Debenture Holders received the May 31 Warrants (defined below).

     May 31 Warrants. In connection with the conversion of the May 31 Debentures, the Converting Debenture Holders received warrants (the "May 31 Warrants") which are exercisable within five years from May 31, 1997, upon 30 days written notice and upon payment of the exercise price. The May 31 Warrants may be converted, in the aggregate, into 1,144,444 shares of ITC common stock as follows:

Debenture Holder                    No. Of Shares       Exercise Price
                                                           Per Share

Exergon Capital, S.A.                   333,333              $0.90
Laughlin Securities Limited             250,000              $0.90
Crestridge Investments Ltd.             250,000              $0.75
Jayhead Investments Ltd.                250,000              $1.00

     Shares to Consultants and Other Claimants. ITC has reserved 500,000 shares of ITC Common Stock for issuance to consultants in lieu of other compensation, and to other claimants.

     Warrants. ITC has issued warrants to George Clark, a current employee, and to a non-affiliate former employee in lieu of deferred compensation. Such warrants are exercisable within five years from the date of issuance at $0.75 per share.

     Market Information - Common Shares. ITC's common shares are traded on the National Association of Securities Dealers Automated Quotation Systems ("NASDAQ") SmallCap Market under the symbol "ITNL". ITC" common shares began trading on the NASDAQ exchange on April 30, 1996. High and low quotes for May 8, 1997, the day immediately preceding the announcement of the proposed acquisition of the shares of AIRTECH were 1 9/16 and 1 3/8.

High and low quotes for the last quarter of ITC's fiscal year when the shares began trading on NASDAQ were:

                                                      High             Low
         Fiscal Year 1998    3rd Quarter               .41              .32
                             2nd Quarter                7/16           5/16
                             1st Quarter                7/8             7/8

         Fiscal Year 1997    4th Quarter             1 15/16          1 3/8
                             3rd Quarter             1 1/2            1 1/8
                             2nd Quarter             4                1 1/4
                             1st Quarter             5 1/4            4 1/4
         Fiscal Year 1996    4th Quarter             5                4 7/8

Prior to being traded on the NASDAQ exchange, the Company's common shares were traded in the "over-the-counter" or "Bulletin Board" market. The following quotes represent the quarterly high and low quotes available through the quarter ending December 29, 1995. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

                                                       High             Low
         Fiscal Year 1996
                    Quarter Ending 3/29/96            4 3/8            3 7/8
                    Quarter Ending 12/29/95           4                2 1/2


Prior to the quarter ending December 29, 1995 of ITC's 1996 Fiscal Year, and during the previous 1995 Fiscal Year, to the best of ITC's knowledge, no trading occurred in ITC's common stock.

     Other Market Information. To the best of ITC's knowledge, no trading occurred in ITC's preferred shares or ITC's debentures.

     Holders. As of February 28, 1998, there were approximately 962 record holders of ITC's Common Stock.

     Dividends. ITC has never paid any cash dividends on its Common Stock and has no present intent to pay any cash dividends in the foreseeable future. The declaration of cash dividends will depend on future earnings, if any, the financial needs of ITC, and other pertinent factors. Further, the declaration of dividends will be at the discretion of ITC's Board of Directors.

     Selected Financial Data. The selected financial data shown below for the year ended May 31, 1997 and the nine month period ended February 28, 1998 have been derived from, and is qualified by reference to, the Financial Statements of ITC and have been audited by Turner, Stone & Company, LLC, independent public accountants, except for the nine month period ended February 28, 1998 which are unaudited. The data set forth below are qualified by reference to, and should be read in conjunction with "Management's Discussion and Analysis.


                          Summary Financial Information
            (In thousands, except per share and other portfolio data)

                               February 28             Year ended May 31
                               -----------             -----------------

                           1998       1997          1997       1996      1995
                           ----       ----          ----       ----      ----


STATEMENT OF
OPERATIONAL DATA

Total Revenue             $ 932      $1,649       $2,074     $  198      $  57
Net Loss                 (1,567)     (1,776)      (3,961)    (2,655)     ( 447)
Net Loss Per Share      (  0.08)      (0.08)       (0.21)     (0.22)     (0.05)


BALANCE SHEET DATA

Working Capital           ($ 84)       $ 795        (163)     ($497)     (1,089)

Total Assets             $22,369     $23,184         $11     $5,179      $7,485


     Changes In and Disagreements With Accountants. By unanimous consent of its Board of Directors on November 10, 1995, ITC engaged the accounting firm of Turner, Stone & Company of Dallas, Texas as independent accountants for ITC for the fiscal year beginning June 1, 1995, and voted to excuse the accounting firm of Lumsden & McCormick from further service to ITC after the completion of its work on the audit for ITC for the fiscal year ending May 31, 1995. During the previous two fiscal years ending May 31, 1995, there were no disagreements with Lumsden & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

Important Considerations Related to Forward-Looking Statements
--------------------------------------------------------------

It should be noted that this discussion contains forward looking statements which are subject to substantial risks and uncertainties. There are a number of factors which could cause actual results to differ materially from those anticipated by statements made herein. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for ITC's products and services, the timely availability and market acceptance of these products and services, the effect of competitive products and pricing, and the irregular pattern of revenues, as well as a number of other risk factors which could effect the future performance of ITC.

                             MANAGEMENT INFORMATION

Directors and Executive Officers
--------------------------------

     The following table sets forth, as of February 28, 1998, the name, age, position and biographical information of each executive officer and director and the term of office of each director of ITC.

Perry Douglas West, 50.
------------------------

     Mr. West a Director, joined ITC in October 1995. Mr. West co-founded American Financial Network in July of 1985. Headquartered in Dallas, Texas,
American Financial Network operated a national computerized mortgage loan origination network. Mr. West served as Executive Vice President/Director and General Counsel of this public company from 1985 to 1991. Mr. West has practiced law in Florida since 1974, representing various business institutions in the financial, computer, natural resources and general business industries and international transactions. He was graduated with a Bachelor of Arts degree from The Florida State University in 1968 and with a Juris Doctorate degree from The Florida State University, College of Law in 1974.

John Potter, 53.
------------------------

     Mr. Potter, President & Director of the company, began his business career with Xerox Corporation. He moved into the world of finance with Wells Fargo & Company, handling their national leasing division. Mr. Potter, was the founder of Alpha Leasing, which grew into one of the largest leasing companies in the Southwest. Mr. Potter co-founded Transworld Leasing Corporation, with Mr.C.J.Comu, providing financing and marketing expertise to the medical, computer and corporate sector, prior to the formation and launch of AIRTECH . Prior to beginning his business career Mr. Potter was an officer in the US Army. Mr. Potter has served as a director of ITC since 1997.

C. J. Comu, 36.
---------------

     Mr. Comu, Chief Executive Officer & Director of the company, began his career in the stock and commodities business as a specialist in precious metals and currencies. Mr. Comu co-founded MBA Corporate Group, one of the largest financial application software companies. Mr. Comu has been an entrepreneur, financier and turnaround professional to several start ups and operating companies during his term as President of Credit America Holdings Group, a privately held and managed investment banking and consulting firm. Mr. Comu co-founded Transworld Leasing with Mr. Potter, a full service leasing and finance firm, prior to the formation of AIRTECH. It is anticipated that Mr. Comu will become a director of ITC if the proposed transaction is completed.

Scott McCleskey, 38.
--------------------

     Mr. McCleskey, President of McCleskey Sales and Service, a wholly owned subsidiary of AIRTECH, has over 15 years experience in the HVAC industry, along with sales, service and repair of commercial air cleaning technology.

Term of Office
--------------

     Each director of ITC serves for a term of one year, and thereafter until his or her successor is elected at ITC's annual shareholder's meeting, and is qualified, subject to removal by ITC's shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year.

Executive Compensation
----------------------

     Perry Douglas West, former Chairman and Chief Executive Officer of ITC has no employment agreement in force as of May 31, 1997, and receives no current compensation. Mr. West has agreed to defer compensation and compensation issues until a future date. Mr. West received $32,000 in miscellaneous compensation during fiscal year 1997 and $0 during fiscal year 1998.

     Set forth below is a summary of the annual compensation set for fiscal year 1997-98.

                                                                         Bonus
                                                    Cash              Restricted
         Name and Position          Salary          Bonus                Stock
         -----------------          ------          -----                -----

         John Potter,              $250,000          none                none
         President

         C. J. Comu,               $250,000          none                none
         Chief Executive Officer



Transactions with and Indebtedness of Management and Others
-----------------------------------------------------------

     There were no material transactions or series of similar transactions, since the beginning of ITC's last fiscal year, or any currently proposed transactions, or series of similar transactions, to which ITC was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known to ITC to own of record or beneficially more than 5% of any class of ITC's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Involvement in Certain Legal Proceedings
----------------------------------------

     To the knowledge of management, during the past five years, no present or former director, executive officer, person nominated to become a director or an executive officer of ITC, promoter, or control person:

              (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association  of which he was an executive  officer at or within two years
       before  the  time  of  such  filing,   or  any  corporation  or  business
       association of which he was an executive officer at or within two years before the time of such filing;

              (2) was convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violation and other minor offenses);

               (3) was the subject of any order, judgement or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities: acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leveraged transaction merchant associated person of any of the foregoing, or as an investment advisor, underwriter, broker, or dealer in securities, or as an affiliate person, director, or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (ii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

              (4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this item, or to be associated with persons engaged in any such activity;

              (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated; or

              (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following pro forma tables set forth the number of shares of ITC Common Stock which will be held of record or beneficially, after giving effect to the proposed transaction, by each person who held of record, or was known by ITC to own beneficially, more than 5% of their then issued and outstanding shares of common stock as of the closing of the transaction. The tables also include the name and share holdings of each proposed director and of all proposed officers and directors as a group:

     Security Ownership of Certain Beneficial Owners
                                                       As of February 28, 1998
                                                                       %of
          Class        Beneficial Owner                 Amount        Class
          -----        ----------------                 ------        -----
         Common        Perry Douglas West              2,300,000      10.47

     Security Ownership of Management. The following table sets forth information with respect to the share ownership of Common Stock, par value $0.01, of ITC by its officers and directors, both individually and as a group, who are the beneficial owner of more than 5% of ITC's Common Shares.
--------------------------------------------------------------------------------
(1)              (2)                    (3)                        (4)
                 Name & Address         Nature of               Amount and
Title of Class   of Beneficial Owner1   Beneficial Ownership 2  Percent of Class
--------------------------------------------------------------------------------
Common           Perry Douglas West                            2,300,000  10.47%
                 Winter Park, FL

Common           John Potter                                     691,367   3.15%
                 Dallas, Texas

Common           C.J. Comu                                     1,016,994   4.63%
                 Dallas, Texas

Common           Scott McCleskey                                 288,054   1.31%
                 Dallas, Texas

Common           CleanAir Partnership                          1,380,466   6.28%

All Officers and
Directors as a
Group (4)                                                      4,296,415  19.56%

NOTES:
     1. Each person has sole voting and investment power with respect to the shares indicated as owned beneficially by each person.
     2. Except as other wise noted, all shares listed are owned both of record and beneficially.


Post Closing - Post Conversion
------------------------------

     Both  the ITC  Preferred Shares  and the ITC   Debentures  are  subject  to
conversion at the option of itc at any time within 24 months following the date of issuance, assuming that ITC elected to convert.

--------------------------------------------------------------------------------
      (1)        (2)                    (3)                            (4)
                 Name & Address         Nature of                  Amount and
Title of Class   of Beneficial Owner 1  Beneficial Ownership 2  Percent of Class
--------------------------------------------------------------------------------
Common           Perry Douglas West                            2,300,000   4.93%
                 Winter Park, FL

Common           John Potter                                   2,318,719   4.97%
                 Dallas, Texas

Common           C.J. Comu                                     3,410,719   7.31%
                 Dallas, Texas

Common           Scott McCleskey                                 960,705   2.06%
                 Dallas, Texas

Common           CleanAir Partnership                          4,629,840   9.92%
                 Niagara Fall, NY

All Officers and
Directors as a
Group (4)                                                      8,990,238  19.27%

NOTES:
     1. Each person has sole voting and investment power with respect to the shares indicated as owned beneficially by each person.
     2. Except as other wise noted, all shares listed are owned both of record and beneficially.


                        INTERESTS OF EXPERTS AND COUNSEL

     No expert named in this prospectus as having prepared or certified any part of this prospectus, no person having prepared or certified a report or valuation for use in connection with this prospectus, and no counsel named in this prospectus as having rendered an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter through the date of effectiveness of the registration statement had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, or was an underwriter, voting trustee, director, officer, or employee.

                              CERTAIN LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock which are the subject of this Prospectus will be passed upon by Perry West, Esq., officer, director and major shareholder of the Registrant.

                                     EXPERTS

     The consolidated financial statements and schedules of ITC, included in this Prospectus and elsewhere in the Registration Statement have been audited by Turner, Stone & Company, Dallas Texas, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm of experts in giving said reports.

                                 TRANSFER AGENT

     Interwest  Transfer  Company,  P.O. Box 17136,  Salt Lake City, Utah 84117,
Tele: 801-272-9294, Fax: 801-277-3147 will act as Transfer Agent for the ITC Common Stock. ITC will act as transfer agent for the ITC Debentures and the ITC Preferred Stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ITC pursuant to the foregoing provisions, ITC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               DELAYING AMENDMENT

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

EXHIBIT NO.     DESCRIPTION

 23            Consent of the Accountants
                      ALVIN L. DAHL & ASSOCIATES, PC            Filed herewith.
                      TURNER, STONE & COMPANY                   Filed herewith.

 99.15         Proforma Financial Statements
               for the 12 month period ended May 31, 1997       Filed herewith.

               Proforma Financial Statements
               for the nine months ended February 28, 1998      Filed herewith.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized in the City of Dallas, State of Texas, on April 24, 1998.



                                   Interactive Technologies Corp., Inc.,
                                   a Wyoming corporation



                                   /s/ CJ Comu
                                   -----------------------------------
                                   CJ Comu
                                   Chief Executive Officer and Director


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities and on the date indicated.





                                   /s/ CJ Comu
                                   ------------------------------------
                                   CJ Comu
                                   Chief Executive Officer and Director